Exhibit 10.1
Compensation Information for Executive Officers
     The table below provides information regarding the base salary of Mitchell S. Steiner and Marc S. Hanover effective as of January 1, 2007:

		Base
Executive Officer	Title	Compensation
Mitchell S. Steiner, M.D., F.A.C.S.	Chief Executive Officer and Vice-Chairman of the Board of Directors	$446,250
Marc S. Hanover	President and Chief Operating Officer	$306,600